EXHIBIT 99.1

NEWS RELEASE

Enbridge Inc. Reports Strong Fourth Quarter and Full Year 2018 Results

CALGARY, ALBERTA - February 15, 2019 - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported fourth quarter and full year 2018 financial results and provided a quarterly business update.

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS
(all financial figures are unaudited and in Canadian dollars unless otherwise noted)

•
GAAP earnings of $1,089 million or $0.60 per common share for the fourth quarter of 2018 and $2,515 million or $1.46 per common share for the full year 2018, both including the impact of a number of unusual, non-recurring or non-operating factors

•
Adjusted earnings were $1,166 million or $0.65 per common share for the fourth quarter of 2018 and $4,568 million or $2.65 per common share for the full year 2018, compared to $1,013 million or $0.61 per common share in the fourth quarter of 2017 and $2,982 million or $1.96 per common share for the full year 2017

•
Adjusted earnings before interest, income tax and depreciation and amortization (EBITDA) were $3,320 million for the fourth quarter of 2018 and $12,849 million for the full year, compared to $2,963 million in the fourth quarter of 2017 and $10,317 million for the full year 2017

•
Cash Provided by Operating Activities was $2,503 million for the fourth quarter of 2018 and $10,502 million for the full year 2018, compared to $1,341 million for the fourth quarter of 2017 and $6,658 million for the full year 2017

•
Distributable Cash Flow (DCF) was $1,863 million for the fourth quarter and $7,618 million for the full year 2018, compared to $1,741 million for the fourth quarter of 2017 and $5,614 million for the full year 2017

•	Reaffirmed financial guidance for 2019 and 2020, with the midpoint of the DCF per share guidance range of $4.45 per share and $5.00 per share respectively

•	Increased the dividend by 10% for 2019 and reaffirmed expected dividend growth of 10% in 2020; guided to a longer term 5-7% DCF per share CAGR post-2020

•
Brought $7 billion of new projects into service in 2018, including the US$1.5 billion NEXUS/TEAL gas pipeline projects in October and the US$1.6 billion Valley Crossing gas pipeline project in November

•
Reached significant milestones on the Line 3 Replacement Project, including: Regulatory approval by the Minnesota Public Utilities Commission (MPUC); initiated Federal and Minnesota state permitting process, and made significant progress on construction in Canada

•	Announced $1.8 billion of secured growth projects in the fourth quarter across both the natural gas transmission and liquids pipelines businesses

•
Announced an additional $0.3 billion of secured growth capital projects consisting of a regulated electricity transmission line in Ontario and a long-term contracted pipeline adjacent to the Nexus Pipeline

•	Amalgamated the Company’s Ontario based natural gas utilities effective January 1, 2019, following approval of an incentive based regulatory framework by the Ontario Energy Board

•	Simplified the Company's corporate structure with the buy-in of the public interest of Enbridge's four sponsored vehicles

•
Implemented changes to the Company's debt funding structure through a series of actions to reduce structural subordination, enhancing the credit profile of the parent corporation and reducing the cost of debt capital

•	Announced $7.8 billion of non-core asset sales, $5.7 billion of which have closed; proceeds used to accelerate planned deleveraging and strengthen balance sheet

•	Suspended the Dividend Reinvestment Program (DRIP) effective with the December 1, 2018 dividend payment, moving Enbridge to a fully self-funded growth model

•	On January 25, 2019, Moody's upgraded Enbridge Inc.'s senior unsecured debt rating from Baa3 to Baa2 with a positive outlook

CEO COMMENT

"It was a strong year for Enbridge, both from a financial and strategic perspective," commented Al Monaco, President and Chief Executive Officer of Enbridge.
“Financially, record operating performance across our natural gas and liquids businesses translated into full year DCF per share results near the top of our guidance range. We are pleased with the 20% DCF per share increase over last year, which reflects strong contributions from each of our core businesses driven by operating performance, optimization of throughput on existing assets, synergy realization from the Spectra acquisition and successfully bringing $7 billion of new projects into service in 2018.
"Strategically, we achieved the key priorities laid out in our three year business plan that was rolled out at the end of 2017, ahead of schedule. In addition to delivering strong cash flow and earnings per share growth, we executed significant non-core asset sales, accelerated balance sheet de-leveraging and simplified the corporate structure.
"We’ve received close to $6 billion of proceeds from the $7.8 billion of non-core asset sales announced through 2018. These sales allowed us to fully focus attention on our low risk pipeline and utility assets. The proceeds were applied to debt repayment so that at year-end, our consolidated Debt to EBITDA metric was down to 4.7x, well ahead of our original target of 5.0x.
"In addition, in the fourth quarter we completed the buy-in of all four of our sponsored vehicles. This now brings all of our core assets together under the Enbridge roof which allows us to retain more cash flow to re-invest in the business and for financial flexibility, as well as significantly enhancing our credit profile.

"It was another successful year for project execution, $7 billion of pipeline and utility assets were brought into service, including the Nexus and the Valley Crossing natural gas pipelines. Both are supported by long term take or pay contracts with strong customers and are perfect examples of our low risk pipeline and utility model.
"We made great progress on the Line 3 replacement project. Construction is nearing completion in Canada, and with key approvals now received from the MPUC, we’ve moved into the permitting phase of the project in Minnesota. We continue to expect to bring the full project into service before the end of 2019. This critical integrity enhancement project will support reliable energy supply to local and regional refiners and restore much needed additional pipeline egress for Western Canadian producers.
"Lastly, the $1.8 billion of new secured growth projects that we announced at our investor conference in December illustrates the types of opportunities available across our businesses. We expect to capitalize on strong global energy fundamentals to extend and expand our networks, particularly in support of North American energy exports.  In fact, post 2020 we expect to be able to deploy $5-6 billion per year on organic growth on a self-funded basis while maintaining prudent debt metrics. However, we’ll continue to take a disciplined approach to investment decisions, comparing each to alternative capital allocation options in order to maximize shareholder value.
"In summary, we’re pleased with the accomplishments we made on our key strategic priorities in 2018. We ended the year as a much stronger, lower risk, and simpler company than where we started the year. We’re now well positioned to drive the business forward beyond 2020 as the lowest risk company in our sector with a strong balance sheet, reliable cash flows and a very attractive longer-term growth outlook,” concluded Mr. Monaco.
FINANCIAL RESULTS SUMMARY
Financial results for the three and twelve months ended December 31, 2018, are summarized in the table below:

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,089	207	2,515	2,529
GAAP Earnings per common share	0.60	0.13	1.46	1.66
Cash provided by operating activities	2,503	1,341	10,502	6,658
Adjusted EBITDA[1]	3,320	2,963	12,849	10,317
Adjusted Earnings[1]	1,166	1,013	4,568	2,982
Adjusted Earnings per common share[1]	0.65	0.61	2.65	1.96
Distributable Cash Flow[1,2]	1,863	1,741	7,618	5,614
Weighted average common shares outstanding	1,806	1,652	1,724	1,525

1 Non-GAAP financial measures. Schedules reconciling adjusted EBITDA, adjusted earnings, adjusted earnings per common share and distributable cash flow are available as an Appendix to this news release.

2 Formerly referred to as Available Cash Flow From Operations (ACFFO). Calculation methodology remains unchanged.

GAAP earnings attributable to common shareholders increased by $882 million or $0.47 per share for the fourth quarter of 2018 and decreased by $14 million or $0.20 per share for the year ended 2018 compared to the same periods in 2017. In addition to the factors discussed in

Adjusted Earnings below, the year-over-year and fourth quarter-over-quarter comparability of GAAP earnings attributable to common shareholders were impacted by a number of unusual, non-recurring or non-operating factors, which are noted in the reconciliation schedules included in Appendix A of this news release.

Adjusted earnings in the fourth quarter of 2018 increased by $153 million or $0.04 per share compared to the same period in 2017. The increase was primarily driven by strong operating results and operating cost efficiencies across many of the Company's business units, new projects coming into service in the Liquids Pipelines, Gas Transmission and Midstream, Green Power and Transmission and Gas Distribution segments since the fourth quarter of 2017 and synergy realization from the Spectra Energy acquisition.

Adjusted earnings for the year ended 2018 increased by $1,586 million or $0.69 per share compared to the same period in 2017. The increase is in large part due to the timing of the merger with Spectra Energy Corp (the Merger Transaction) which closed on February 27, 2017.

DCF for the fourth quarter of 2018 was $1,863 million and for the year ended 2018 was $7,618 million, increases of $122 million and $2,004 million respectively over the comparable prior periods in 2017, driven largely by the same factors noted above.

Detailed segmented financial information and analysis can be found below under Adjusted EBITDA by Segments.

PROJECT EXECUTION UPDATE

In 2018, the Company completed $7 billion of growth projects, substantially on time and on budget. These were comprised of almost a dozen projects across all business units, including expansions to the existing Canadian and US gas transmission systems, the Company’s first European offshore wind project and ongoing capital investment to support customer growth within the utility franchises. Most recently in the fourth quarter, the US$1.3 billion (Enbridge's share) NEXUS and the associated US$0.2 billion TEAL natural gas pipeline projects were brought into service, providing much needed export capacity out of the Marcellus and Utica basins into the upper Midwest and Eastern Canadian markets. In addition, the US$1.6 billion Valley Crossing natural gas pipeline project entered service on October 31. All of these pipeline projects are underpinned by long-term take-or-pay transportation contracts.
Enbridge continues to make good progress executing the remainder of its secured growth capital program. The Company has a $16 billion inventory of secured projects at various stages of execution which are scheduled to come into service between 2019 and 2023. The individual projects that make up the secured program are all supported by long-term take-or-pay contracts, cost-of-service frameworks or similar low-risk commercial arrangements and are diversified across a wide range of business platforms and regulatory jurisdictions, the largest being the Line 3 Replacement Project as discussed below.
LINE 3 REPLACEMENT UPDATE

The $9 billion Line 3 Replacement Project is a critical integrity replacement project that will enhance the safety and reliability of the Enbridge Liquids Mainline System and provide incremental export capacity to Western Canadian producers and increased security of supply for key refining markets along the Mainline system as well as to markets further downstream.
Several important milestones were achieved in 2018. In Canada, the entire 1,100 kilometers of pipeline has now been laid and remaining construction activities on pump stations and terminal tie-ins are on schedule for completion by mid-2019. In the U.S., the pipeline replacement work in Wisconsin was completed and has been placed into service.
In Minnesota, the MPUC approved the Certificate of Need and Route Permit and denied petitions to reconsider the decisions. All related Certificate conditions have been finalized and are being addressed. In addition, agreement was reached with the Fond du Lac Band of Lake Superior Chippewa granting a new 20 year easement for the entire Mainline including the Line 3 Replacement Project through their Reservation. The remaining permit applications have been submitted to the various federal and state agencies, including the U.S. Army Corps of Engineers, the Minnesota Department of Natural Resources, the Minnesota Pollution Control Agency and other local government agencies in Minnesota. The Company anticipates that the agencies will process all of these applications in the coming months, and with timely approvals continues to expect an in-service date for the project before the end of 2019.

OTHER BUSINESS UPDATES
On October 15, the Company announced that it was moving forward with the amalgamation of Enbridge Gas Distribution Inc. and Union Gas Limited, its two natural gas utility franchises in Ontario. The amalgamation, under the terms of a new Ontario Energy Board approved incentive rate regulation framework, took effect January 1, 2019. This will enable significant efficiencies in operations benefiting both ratepayers and shareholders while maintaining a focus on the safe and reliable distribution of energy.
On December 11, the Company announced $1.8 billion of new accretive growth capital investments:

•
Gray Oak Pipeline - Enbridge will invest US$600 million for a 22.75% interest in the Gray Oak Liquids Pipeline, which will deliver light crude oil from the Permian Basin to Corpus Christi and other markets. Gray Oak, currently under construction, is expected to begin service in late 2019, contribute to the post-2020 growth outlook and is an important component of Enbridge's broader emerging U.S. Gulf Coast liquids infrastructure strategy.

•
Cheecham Terminal & Pipeline - Enbridge has acquired existing liquids pipeline and terminal assets connected with Athabasca Oil Corporation's Leismer SAGD oil sands assets for $265 million. The assets are synergistic as they are connected with Enbridge's existing terminal and pipeline assets in the region.

•
Gas Transmission Expansions - Enbridge will invest approximately $800 million on four Gas Transmission expansion projects coming into service in the 2020-23 timeframe. The Vito Offshore Pipeline will provide service to Shell's offshore Gulf Coast operations. The Cameron Lateral expansion project will connect Texas Eastern with Gulf Coast LNG export facilities. In addition, the Gulfstream and Sabal Trail Pipelines into Florida will both undergo additional expansion (Phase VI and Phases 2 & 3 respectively). All of these expansion projects are underpinned by long-term take-or-pay commercial arrangements.

In January 2019, the Company secured an additional $0.3 billion of attractive and low-risk pipeline and utility growth capital projects:

•
East-West Tie Transmission Project (EWT) - Enbridge has partnered with an industry leading transmission developer to construct a transmission line that will add capacity between Wawa and Thunder Bay to support electricity supply to Northeast Ontario. The EWT project recently received the exclusive right from the Province of Ontario to proceed to construct and also received the leave to construct approval from the Ontario Energy Board in February 2019. Enbridge currently has a 25% equity interest in EWT and plans to invest approximately $0.2 billion for its share of the project. The project is supported by a cost of service framework and is expected to be in service in late 2021.

•
Generation Pipeline - Enbridge, through its investment in Nexus, announced an attractive investment to acquire Generation Pipeline, a 355 million cubic feet a day pipeline that will interconnect with Nexus. Enbridge's share of the acquisition is approximately US$0.1 billion and the pipeline is fully contracted with long term arrangements. This acquisition offers additional opportunity to expand the Company's footprint to supply natural gas to power generation and industrial customers in Northern Ohio.

SIMPLIFICATION OF CORPORATE STRUCTURE
In the fourth quarter, the Company acquired, in separate combination transactions, all of the outstanding equity securities of Enbridge Income Fund Holdings Inc. (ENF), Enbridge Energy Partners, L.P. (EEP), Enbridge Energy Management, L.L.C (EEQ), and Spectra Energy Partners, LP (SEP) not beneficially owned by Enbridge. The buy-ins are strategically and economically attractive Enbridge shareholders and provide substantial benefits, including:

•	Increased ownership in its core businesses and further enhancement of its industry-leading, low-risk profile

•	Significant advancement of Enbridge's strategy to simplify and streamline its corporate structure which further increases the transparency of its strong cash generating assets

•	Higher retention of cash generated from the assets, which will support continued strong dividend coverage and self-funded growth

•	An improved Enbridge credit profile due to the elimination of sponsored vehicle public distributions as well as the reduction of the structural subordination of Enbridge's parent company debt

•	Significant benefits to Enbridge's post 2020 outlook primarily due to tax optimization synergies

ASSET SALE AND FINANCING UPDATE

The Company reached agreements to sell over $7.8 billion of non-core assets in 2018, well in excess of the $3 billion targeted in the financing plan. The Company has now received proceeds from asset sales of approximately $5.7 billion, with the balance expected by mid-2019. These proceeds will provide the Company with significant additional financial flexibility to further strengthen the balance sheet and fund the secured growth program. As of the end of the year, the Company's consolidated Debt to EBITDA ratio was 4.7x on a trailing twelve month basis. This is in line with its updated long term target credit metric range of 4.5x to comfortably below 5.0x Debt to EBITDA.

On January 25, 2019, Moody's Investors Service announced that it had upgraded Enbridge Inc.'s senior unsecured debt rating to Baa2 with a positive outlook. Each of Standard & Poors, Fitch and DBRS have recently reaffirmed Enbridge Inc.'s senior unsecured debt rating at BBB+, BBB+ and BBB High, respectively.
Given the progress on leverage reduction, the Company announced in the fourth quarter that it would suspend its DRIP effective with the dividend payment on December 1, 2018, which was earlier than originally contemplated. With this action, the Company has now moved to a fully self-funded financing model and will no longer require external equity to support its growth program going forward.
The sponsored vehicle buy-ins have also provided an opportunity to simplify the Company's debt financing structure and strategy. A number of actions have been taken:

•
Completion of a debt exchange on December 21, 2018 whereby $1.6 billion of term debt securities issued by Enbridge Income Fund (the Fund) were exchanged for notes of Enbridge Inc. with identical coupons and terms to maturity; the Company intends to discontinue external debt financing by the Fund

•
The amendment of certain covenants in the EEP and SEP trust indentures and entry into a subsidiary guarantee agreement on January 22, 2019 to implement a "cross guarantee" arrangement whereby remaining outstanding senior term debt obligations of EEP and SEP are guaranteed by Enbridge Inc. and each of SEP and EEP correspondingly guarantee Enbridge Inc.'s senior term debt obligations; the Company intends to discontinue external debt financing by both EEP and SEP

•	The redemption of US$400 million of EEP junior subordinated notes which is expected to be completed by the end of February 2019

The Company believes that these changes to its debt funding structure and financing strategy has substantially reduced structural subordination, will further enhance the credit profile of the consolidated Enbridge group and reduce its cost of capital over the longer term.
GUIDANCE AND LONGER TERM GROWTH OUTLOOK
At its December 2018 investor conference, Enbridge highlighted that its key strategic priorities for 2019 and beyond remain largely unchanged:

•	Focusing on the safety, operational reliability and environmental performance of the systems and ensuring cost effective and efficient transportation for our customers;

•	Ensuring strong execution of the secured capital program that will drive DCF per share growth through 2020;

•	Concentrating on growth of core businesses through extensions and expansions of the liquids pipeline, natural gas transmission and gas utility franchises to extend growth beyond 2020;

•	Maintaining a strong financial position and flexibility as secured growth projects are brought on line;

•	Continuing to exercise rigorous capital allocation to maximize shareholder value

The Company further re-iterated its guidance for the mid-point of the projected range of 2019 and 2020 DCF per share of $4.45 per share and $5.00 per share, respectively. With this robust outlook, Enbridge has announced a 10% dividend increase for 2019 and anticipates another

10% increase for 2020. The 2019 quarterly dividend of $0.738 per share will be payable on March 1, 2019, to shareholders of record on February 15, 2019.
Beyond 2020, Enbridge is targeting to achieve annual DCF per share growth in the range of 5%-7%, driven by an attractive suite of organic growth prospects within its three core businesses that can be self-funded using available cash generated by these businesses and managing leverage within targets designed to maintain strong investment grade credit ratings.

FOURTH QUARTER AND YEAR-END 2018 FINANCIAL RESULTS

The following table summarizes the Company's GAAP reported results for segment EBITDA, earnings attributable to common shareholders, and cash provided by operating activities for the fourth quarter and full year 2018.
GAAP SEGMENT EBITDA AND CASH FLOW FROM OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Liquids Pipelines	978	1,555	5,331	6,395
Gas Transmission and Midstream	1,254	(3,532)	2,334	(1,269)
Gas Distribution	449	453	1,711	1,390
Green Power and Transmission	83	102	369	372
Energy Services	374	(252)	482	(263)
Eliminations and Other	(340)	(149)	(708)	(337)
EBITDA	2,798	(1,823)	9,519	6,288

Earnings attributable to common shareholders	1,089	207	2,515	2,529

Cash provided by operating activities	2,503	1,341	10,502	6,658

For purposes of evaluating performance, the Company makes adjustments for unusual, non-recurring or non-operating factors to GAAP reported earnings, segment EBITDA, and cash provided by operating activities, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of the underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per common share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

DISTRIBUTABLE CASH FLOW

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,728	1,482	6,617	5,484
Gas Transmission and Midstream	952	1,020	4,068	3,350
Gas Distribution	452	450	1,726	1,379
Green Power and Transmission	98	109	435	379
Energy Services	73	(21)	167	(52)
Eliminations and Other	17	(77)	(164)	(223)
Adjusted EBITDA[1]	3,320	2,963	12,849	10,317
Maintenance capital	(361)	(345)	(1,144)	(1,261)
Interest expense[1]	(675)	(665)	(2,735)	(2,421)
Current income tax[1]	(156)	(49)	(384)	(154)
Distributions to noncontrolling interests and redeemable noncontrolling interests	(281)	(272)	(1,182)	(1,042)
Cash distributions in excess of equity earnings[1]	51	118	318	279
Preference share dividends	(96)	(84)	(364)	(330)
Other receipts of cash not recognized in revenue[2]	51	25	208	196
Other non-cash adjustments	10	50	52	30
DCF	1,863	1,741	7,618	5,614
Weighted average common shares outstanding	1,806	1,652	1,724	1,525

1	Presented net of adjusting items.

2	Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

Fourth quarter 2018 DCF increased by $122 million compared to the fourth quarter of 2017. The key drivers of quarter-over-quarter growth are summarized below:

•
An increase in adjusted EBITDA primarily due to strong business performance and incremental contribution from new projects placed into service across many business segments since the fourth quarter of last year, partially offset by the absence of EBITDA from the assets sold in the Gas Transmission and Midstream segment in 2018. For further detail on business performance refer to Adjusted EBITDA by Segments.

Partially offsetting the DCF growth drivers noted above was:

•
Higher maintenance capital expenditures primarily within Gas Transmission and Midstream reflecting a shift in the timing of maintenance capital to the fourth quarter, partially offset by the absence of maintenance capital expenditures from portions of the Canadian and U.S. gas processing businesses that were sold in the second half of 2018.

•	Higher current tax, which in part reflected higher earnings before income tax generated from operating segments.

•
Lower equity distributions in excess of equity earnings due to higher equity earnings from stronger underlying performance that were not matched by a corresponding increase in cash distributions during the quarter, as well as an absence of equity distributions from an asset sold in 2018.

For the year ended December 31, 2018, DCF has increased by $2,004 million compared to the comparative 2017 period. The increase is in large part attributable to the timing of the Merger Transaction which closed on February 27, 2017; the 2017 results reflect only ten months contributions from Spectra Energy assets where the 2018 results reflect a full twelve months of contribution.

ADJUSTED EARNINGS	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Adjusted EBITDA	3,320	2,963	12,849	10,317
Depreciation and amortization	(794)	(764)	(3,246)	(3,152)
Interest expense[1]	(656)	(638)	(2,637)	(2,305)
Income taxes[1]	(421)	(252)	(1,122)	(805)
Noncontrolling interests and redeemable noncontrolling interests[1]	(188)	(212)	(909)	(743)
Preference share dividends	(95)	(84)	(367)	(330)
Adjusted earnings	1,166	1,013	4,568	2,982
Adjusted earnings per common share	0.65	0.61	2.65	1.96

1	Presented net of adjusting items.

Adjusted earnings increased by $153 million for the three months ended December 31, 2018, compared with the respective 2017 period. The key drivers of quarter-over-quarter growth are summarized below:

•
An increase in adjusted EBITDA primarily due to strong business performance and incremental contribution from new projects placed into service across many business segments since the fourth quarter of last year. For further detail on business performance refer to Adjusted EBITDA by Segments.

•
Lower earnings attributable to noncontrolling interest following the completion of Enbridge’s buy-in of the publicly held interest in its sponsored vehicles, which were completed in separate transactions, in the fourth quarter of 2018.

Partially offsetting the adjusted earnings growth drivers noted above was:

•
Higher depreciation and amortization expense as a result of placing new assets into service, partially offset by ceasing to record depreciation expense for assets which were classified as assets held for sale or sold during 2018.

•	Higher income tax expense, in part due to higher earnings before tax.

Adjusted earnings per share for the three months ended December 31, 2018 increased by $0.04 over the fourth quarter of 2017. The increase reflected the factors noted above, partially offset by a higher average number of shares outstanding following the offering of approximately 33 million of the Company's common shares in December 2017. Additionally, in the fourth quarter of 2018, the Company issued approximately 297 million common shares to acquire, in separate transactions, all of the outstanding equity securities of its sponsored vehicles not beneficially owned by Enbridge.

For the year ended December 31, 2018, adjusted earnings increased by $1,586 million compared to the comparative 2017 year. The increase is in large part attributed to the timing of the Merger Transaction. Consequently, the 2017 results reflect only ten months contributions from Spectra Energy assets.

Adjusted earnings per share for the year ended December 31, 2018 increased by $0.69 over 2017. The increases reflected the factors noted above, partially offset by a higher average number of shares outstanding. 2018 reflected the full year impact of shares issued in the Merger Transaction and the approximately 33 million shares issued in a follow-on offering in December 2017. Also impacting the increase in the weighted average share count was the incremental shares issued in December 2018 related to the Sponsored Vehicle buy-in transactions.

ADJUSTED EBITDA BY SEGMENTS

LIQUIDS PIPELINES

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Canadian Mainline	572	367	2,105	1,342
Lakehead System	425	441	1,742	1,786
Regional Oil Sands System	209	182	851	600
Gulf Coast and Mid-Continent	201	200	709	681
Other[1]	321	292	1,210	1,075
Adjusted EBITDA[2]	1,728	1,482	6,617	5,484

Operating Data (average deliveries – thousands of bpd)
Canadian Mainline[3]	2,685	2,586	2,631	2,530
Lakehead System[4]	2,833	2,724	2,775	2,673
Regional Oil Sands System[5]	1,856	1,392	1,830	1,301
International Joint Tariff (IJT)	$4.15	$4.07	$4.11	$4.06
Lakehead System Local Toll	$2.23	$2.43	$2.27	$2.47
Canadian Mainline IJT Residual Toll	$1.92	$1.64	$1.84	$1.59
Canadian Mainline Apportionment[6]	45%	10%	45%	20%
Canadian Mainline Effective FX Rate	$1.27	$1.07	$1.26	$1.06

1	Included within Other are Southern Lights Pipeline, Express-Platte System, Bakken System and Feeder Pipelines & Other.
2 Schedules reconciling adjusted EBITDA are provided in the Appendices to this news release.

3	Canadian Mainline throughput volume represents mainline system deliveries ex-Gretna, Manitoba which is made up of United States and eastern Canada deliveries originating from western Canada.

4	Lakehead System throughput volume represents mainline system deliveries to the United States mid-west and eastern Canada.

5	Volumes are for the Athabasca mainline, Athabasca Twin, Waupisoo Pipeline and Woodland Pipeline and exclude laterals on the Regional Oil Sands System.
6 Heavy apportionment on Canadian Mainline.

Liquids Pipelines adjusted EBITDA increased by $246 million for the fourth quarter of 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers are summarized below:

•
Canadian Mainline contribution increased primarily due to strong throughput, in part facilitated by continued optimization of the system in order to support growth in oilsands production. Also driving an increase in EBITDA contributions were a higher Canadian Mainline IJT residual toll, as well as higher foreign exchange hedge rates used to convert United States dollar denominated Canadian Mainline IJT revenues.

•
Lakehead System also benefited from higher throughput, however, this was more than offset by a decrease in the Lakehead System Local Toll primarily driven by the reduction in the corporate federal income tax rate in the U.S., reducing the cost of service revenue requirement embedded in tolls applicable to facilities expansions undertaken in the past.

•	Regional Oil Sands System growth was driven by contributions from new projects placed into service in late 2017, in particular the Wood Buffalo Extension Pipeline.

•	Other increased primarily as a result of increased throughput on the Bakken Pipeline System.

•
Liquids Pipelines adjusted EBITDA is reported on a Canadian dollar basis. Adjusted EBITDA generated from United States dollar denominated businesses were translated at a stronger United States dollar to Canadian dollar exchange rate in the fourth quarter of 2018 (C$1.32/$US) when compared to the corresponding 2017 period (C$1.27/$US). A portion of the United States dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines adjusted EBITDA increased by $1,133 million for the year ended 2018 when compared to 2017. The key year-over-year performance drivers reflected the same factors discussed above in the fourth quarter analysis as well as the following:

•
Full year of contributions from assets placed into service in 2017 including the Wood Buffalo Extension Pipeline, Athabasca Pipeline Twin and the Norlite Pipeline System, as well as the acquisition of a minority interest in the Bakken Pipeline System;

•
Increased transportation revenues resulting from an increase in the level of committed take-or-pay volumes and higher spot volumes on Flanagan South Pipeline driven by strong demand in the United States Gulf Coast.

•	Full year of contributions from the Express-Platte System which was acquired as part of the Merger Transaction.

GAS TRANSMISSION AND MIDSTREAM

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
US Gas Transmission	646	650	2,625	2,215
Canadian Gas Transmission & Midstream	149	196	755	575
Alliance Pipeline	59	56	228	205
US Midstream	54	69	319	218
Other	44	49	141	137
Adjusted EBITDA[1]	952	1,020	4,068	3,350
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

•
Gas Transmission and Midstream adjusted EBITDA decreased by $68 million for the fourth quarter of 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers are summarized below:

•
US Gas Transmission adjusted EBITDA reflected incremental contributions from new capital projects placed into service in 2018, including NEXUS and Valley Crossing which were placed into service midway through the fourth quarter, offset by the timing of operating costs which were more heavily weighted in the fourth quarter in 2018 than they were in 2017.

•
Canadian Gas Transmission reflected the absence of EBITDA from the provincially regulated Canadian natural gas gathering and processing business which was sold on October 1, 2018. The sale of the remaining NEB regulated assets is expected to close by mid-2019. The decrease in EBITDA was partially offset by new assets placed into service in 2018, including High Pine and Wyndwood system expansions, and operational cost efficiencies.

•	US Midstream adjusted EBITDA reflected the absence of EBITDA from Midcoast Operating, L.P. which was sold on August 1, 2018.

•
Gas Transmission and Midstream adjusted EBITDA is reported on a Canadian dollar basis. Adjusted EBITDA generated from United States dollar denominated businesses were translated at a stronger United States dollar to Canadian dollar exchange rate in the fourth quarter of 2018 (C$1.32/$US) when compared to the corresponding 2017 period (C$1.27/$US). A portion of the United States dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Gas Transmission and Midstream adjusted EBITDA increased by $718 million for the year ended 2018 when compared to 2017. The key year-over-year performance drivers reflected the same factors discussed above in the fourth quarter analysis as well as the following:

•	Full year of contributions from the gas transmission assets acquired as part of the Merger Transaction.

•
US Gas Transmission adjusted EBITDA reflected incremental contributions from new capital projects placed into service in 2017 and 2018, including Sabal Trail, expansions on Access South and Adair Southwest, Gulf Market Expansion and Atlantic Bridge, partially offset by higher operating costs.

•	Alliance Pipeline benefitted from higher seasonal firm and interruptible revenues resulting from wider basis differentials.

•	US Midstream reflected higher throughput and higher commodity prices and fractionation margins at Aux Sable and DCP Midstream, LLC (DCP Midstream).

GAS DISTRIBUTION

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Enbridge Gas Distribution Inc. (EGD)	191	201	803	701
Union Gas Limited (Union Gas)	217	208	782	551
Other	44	41	141	127
Adjusted EBITDA[1]	452	450	1,726	1,379

Operating Data
EGD
Volumes (billions of cubic feet)	141	135	449	421
Number of active customers (thousands)[3]	2,216	2,190	2,216	2,190
Heating degree days[4]
Actual	1,332	1,285	3,728	3,499
Forecast based on normal weather	1,246	1,226	3,642	3,639
Union Gas[2]
Volumes (billions of cubic feet)	391	370	1,372	944
Number of active customers (thousands)[3]	1,497	1,475	1,497	1,475
Heating degree days[4]
Actual	1,463	1,433	4,147	2,688
Forecast based on normal weather	1,376	1,377	4,064	2,636
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

2	Reflects operating data post-Merger Transaction.

3	Number of active customers at the end of the reported period.

4
Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGD’s and Union Gas’ franchise area. It is calculated by accumulating, for the fiscal period, the total number of degrees each day by which the daily mean temperature falls below 18 degrees Celsius.

Gas Distribution adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric usage during the heating season, and lowest in the third quarter as there is generally less volumetric usage during the summer. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes in a given quarter.

Gas Distribution adjusted EBITDA increased by $2 million for the fourth quarter 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers are summarized below:

•
Higher earnings from expansion projects, and higher distribution charges primarily resulting from increases in rate base and customer base, offset by higher earnings sharing at EGD, which reflected higher earnings achieved in 2018.

Gas Distribution adjusted EBITDA increased by $347 million for the year ended 2018 when compared to the same period in 2017. The key year-over-year performance drivers reflected the same factors as discussed above in the fourth quarter analysis as well as:

•	Full year of contributions from Union Gas acquired as part of the Merger Transaction.

•	Colder weather in the Company’s utility franchise area in 2018 driving higher utilization compared with 2017.

For the twelve months ended December 31, 2018, Adjusted EBITDA for EGD and Union Gas has been positively impacted by $35 million due to colder weather experienced in the franchise area relative to the assumptions for normal weather embedded in customer rates.

EGD and Union Gas were amalgamated on January 1, 2019. The amalgamated company has continued from this date as Enbridge Gas Inc. (Enbridge Gas). Post amalgamation the financial results of Enbridge Gas Inc. will reflect the combined performance of the two legacy utility operations.

The Company has reached an agreement to sell Enbridge Gas New Brunswick and St. Lawrence Gas Company Inc., subject to receipt of regulatory approvals and other customary closing considerations, the transactions are expected to close in 2019.

GREEN POWER AND TRANSMISSION

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	98	109	435	379
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Green Power and Transmission adjusted EBITDA decreased by $11 million for the fourth quarter of 2018 when compared to the same period in 2017. The key quarter-over-quarter performance drivers are summarized below:

•	Lower wind resources across the onshore wind portfolio.

•	Minor operating issues on certain wind farms, leading to lower than expected production.

•	Partially offsetting the decrease in EBITDA, was contributions from the Rampion Offshore wind project which reached full operating capacity during the second quarter of 2018.

Green Power and Transmission adjusted EBITDA increased by $56 million for the year ended 2018 when compared to 2017. The key year-over-year performance drivers are summarized below:

•	Higher wind resources and lower operating costs across the wind farm portfolio, primarily in the first nine months of 2018.

•	Contributions from the Rampion Offshore wind project which reached full operating capacity during the second quarter of 2018.

•	A positive arbitration settlement of $11 million from a warranty claim.

On August 1, 2018, the Company finalized a transaction to sell a 49% interest in certain North American onshore renewable power assets and 49% of the Company's interests in two German offshore wind farms under development (collectively, the Renewable Assets JV). Enbridge maintains a 51% controlling interest in the Renewable Assets JV, and continues to manage, operate and provide administrative services for these assets. The consolidated results generated by these assets will continue to be reported by the Green Power and Transmission segment. Earnings and cash flows attributed to the third party investors in these assets will be reported as non-controlling interests in the Company's consolidated statements of earnings and distributable cash flow.

ENERGY SERVICES

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA[1]	73	(21)	167	(52)
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Energy Services adjusted EBITDA increased by $94 million and $219 million for the fourth quarter and full year of 2018 compared to the respective 2017 periods. The increase was primarily driven by wider crude oil and natural gas location differentials which provided greater opportunity to generate profitable margins.

ELIMINATIONS AND OTHER

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Operating and administrative	82	(52)	55	(39)
Realized foreign exchange hedge settlements	(65)	(25)	(219)	(184)
Adjusted EBITDA[1]	17	(77)	(164)	(223)
1 Schedules reconciling adjusted EBITDA are available as an Appendix to this news release.

Operating and administrative costs captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) net of amounts recovered from business units for the provision of those services. Also, as previously noted, US dollar denominated earnings within the segment results are translated at average foreign exchange rates during the quarter. The offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program is captured in this segment.

Eliminations and Other adjusted EBITDA increased by $94 million for the fourth quarter of 2018, when compared to the same period in 2017. The key quarter-over-quarter performance drivers are summarized below:

•	The timing of the annual recovery of certain operating and administrative costs allocated to the business segments, which were more heavily weighted to the fourth quarter.

•
Higher realized foreign exchange hedge settlement losses in the fourth quarter of 2018 was due to a less favourable hedge rate combined with a strengthening United States dollar when compared to the fourth quarter of 2017.

Eliminations and Other adjusted loss before interest, income taxes, and depreciation and amortization increased by $59 million for the year ended 2018, when compared to the same period in 2017. The key year-over-year performance drivers are summarized below:

•
Synergies achieved on the integration of corporate functions, partially offset by higher realized foreign exchange hedge settlement losses; the increased settlement loss are primarily from a greater average notional principal amount of foreign currency hedges reflecting the hedging of a greater amount of U.S. dollar denominated earnings and cashflows following the close of the Merger Transaction.

CONFERENCE CALL

Enbridge will hold a conference call and webcast on February 15, 2019 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2018 fourth quarter and year end financial results. Analysts, members of the media and other interested parties can access the call toll free at (877) 930-8043 or within and outside North America at (253) 336-7522 using the access code of 3577747#. The call will be audio webcast live at https://edge.media-server.com/m6/p/wxannnzi. A webcast replay and podcast will be available approximately two hours after the conclusion of the event and a transcript will be posted to the website within 24 hours. The replay will be available for seven days after the call toll-free (855) 859-2056 or within and outside North America at (404) 537-3406 (access code 3577747#).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

FORWARD-LOOKING INFORMATION
Forward-looking information, or forward-looking statements, have been included in this news release to provide information about the Company and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected DCF or DCF per share; expected future cash flows; expected performance of the Company’s businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected credit metrics and debt to EBITDA levels; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected impact on cash flows of the Company’s commercially secured growth program; expected future growth and expansion opportunities; expectations about the Company’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries;
expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the Merger Transaction, buy-in transactions and other corporate simplification initiatives; estimated future dividends; dividend payout policy; and dividend growth and dividend payout expectation; expectations on impact of our hedging program; and expectations resulting from the successful execution of our 2018-2020 Strategic Plan.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (NGL) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labour and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Company’s projects; anticipated in-service dates; weather; the timing and closing of dispositions; the realization of anticipated benefits and synergies of the Merger Transaction; buy-in transactions and other corporate simplification initiatives; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of capital project execution on the Company’s future cash flows; credit ratings; capital project funding; expected EBITDA or expected adjusted EBITDA; expected earnings/(loss) or adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction buy-in transactions and corporate simplification initiatives on the Company, expected future DCF and DCF per share; and estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of the Merger Transaction, buy-in transactions and corporate simplification initiatives, operating performance, regulatory parameters, changes in regulations applicable to our business, acquisitions and dispositions, dividend policy, project approval and support, renewals of rights of way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities and other factors, including, but not limited to those risks and uncertainties discussed in this news release and in the Company’s other filings with Canadian and United States securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
Enbridge Inc. is North America's premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers in excess of 3 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 18% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company's regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,700 MW of net renewable generating capacity in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people's quality of life. For more information, visit www.enbridge.com.
None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Jonathan Gould
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

DIVIDEND DECLARATION

Our Board of Directors has declared the following quarterly dividends. All dividends are payable on March 1, 2019 to shareholders of record on February 15, 2019.

Common Shares[1]	$0.73800
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.21340
Preference Shares, Series C2	$0.25459
Preference Shares, Series D3	$0.27875
Preference Shares, Series F4	$0.29306
Preference Shares, Series H5	$0.27350
Preference Shares, Series J	US$0.30540
Preference Shares, Series L	US$0.30993
Preference Shares, Series N6	$0.31788
Preference Shares, Series P	$0.25000
Preference Shares, Series R	$0.25000
Preference Shares, Series 1[7]	US$0.37182
Preference Shares, Series 3	$0.25000
Preference Shares, Series 5	US$0.27500
Preference Shares, Series 7	$0.27500
Preference Shares, Series 9	$0.27500
Preference Shares, Series 11	$0.27500
Preference Shares, Series 13	$0.27500
Preference Shares, Series 15	$0.27500
Preference Shares, Series 17	$0.32188
Preference Shares, Series 19[8]	$0.30625
1 The quarterly dividend per common share was increased 10% to $0.73800 from $0.67100, effective March 1, 2019.

2
The floating dividend on the Series C Preference Shares is reset each quarter. The quarterly dividend amount of Series C increased to $0.22685 from $0.20342 on March 1, 2018, increased to $0.22748 from $0.22685 on June 1, 2018, increased to $0.23934 from $0.22748 on September 1, 2018 and increased to $0.25459 from $0.23934 on December 1, 2018.

3
The quarterly dividend amount of Series D increased to $0.27875 from $0.25000 on March 1, 2018, due to the reset of the annual dividend on every fifth anniversary of the date of issuance of the Series D Preference Shares.

4 The quarterly dividend amount of Series F increased to $0.29306 from $0.25000 on June 1, 2018, due to the reset of the annual dividend on every fifth anniversary of the date of issuance of the Series F Preference Shares.
5 The quarterly dividend amount of Series H increased to $0.27350 from $0.25000 on September 1, 2018, due to the reset of the annual dividend on every fifth anniversary of the date of issuance of the Series H Preference Shares.
6 The quarterly dividend amount of Series N increased to $0.31788 from $0.25000 on December 1, 2018, due to the reset of the annual dividend on every fifth anniversary of the date of issuance of the Series N Preference Shares.
7 The quarterly dividend amount of Series 1 increased to US$0.37182 from US$0.25000 on June 1, 2018, due to the reset of the annual dividend on every fifth anniversary of the date of issuance of the Series 1 Preference Shares.
8 The quarterly dividend amount of Series 19 increased from the first dividend of $0.26850 payable on March 1, 2018 to the regular quarterly dividend of $0.30625, effective June 1, 2018

NON-GAAP RECONCILATIONS APPENDICES

This news release contains references to adjusted EBITDA, adjusted earnings, adjusted earnings per common share, and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the Company.

Adjusted EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis. Management uses adjusted EBITDA to set targets and to assess the performance of the Company and its Business Units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, non-recurring or non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, non-recurring or non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes, noncontrolling interests and redeemable noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating some of the items, particularly certain contingent liabilities, and non-cash unrealized derivative fair value losses and gains and ineffectiveness on hedges which are subject to market variability. Because of these challenges, a reconciliation of forward looking non-GAAP financial measures is not available without unreasonable effort.

Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS
CONSOLIDATED EARNINGS

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Liquids Pipelines	978	1,555	5,331	6,395
Gas Transmission and Midstream	1,254	(3,532)	2,334	(1,269)
Gas Distribution	449	453	1,711	1,390
Green Power and Transmission	83	102	369	372
Energy Services	374	(252)	482	(263)
Eliminations and Other	(340)	(149)	(708)	(337)
EBITDA	2,798	(1,823)	9,519	6,288
Depreciation and amortization	(794)	(775)	(3,246)	(3,163)
Interest expense	(661)	(852)	(2,703)	(2,556)
Income taxes	(60)	3,515	(237)	2,697
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(99)	226	(451)	(407)
Preference share dividends	(95)	(84)	(367)	(330)
Earnings/(loss) attributable to common shareholders	1,089	207	2,515	2,529

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
Liquids Pipelines	1,728	1,482	6,617	5,484
Gas Transmission and Midstream	952	1,020	4,068	3,350
Gas Distribution	452	450	1,726	1,379
Green Power and Transmission	98	109	435	379
Energy Services	73	(21)	167	(52)
Eliminations and Other	17	(77)	(164)	(223)
Adjusted EBITDA	3,320	2,963	12,849	10,317
Depreciation and amortization	(794)	(764)	(3,246)	(3,152)
Interest expense	(656)	(638)	(2,637)	(2,305)
Income taxes	(421)	(252)	(1,122)	(805)
Noncontrolling interests and redeemable noncontrolling interests	(188)	(212)	(909)	(743)
Preference share dividends	(95)	(84)	(367)	(330)
Adjusted earnings	1,166	1,013	4,568	2,982
Adjusted earnings per common share	0.65	0.61	2.65	1.96

EBITDA TO ADJUSTED EARNINGS

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars, except per share amounts)
EBITDA	2,798	(1,823)	9,519	6,288
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	576	130	894	(1,109)
(Gain)/loss on sale of assets	(72)	9	35	9
Asset write-down loss	125	4,552	2,211	4,552
(Gain)/loss on sale of pipe and project wind-down costs	1	(6)	(27)	(99)
Employee severance, transition and transformation costs	60	70	203	354
Transaction costs	—	—	—	180
Asset monetization costs	23	—	88	—
Regulatory liability adjustment	(223)	—	(223)	—
Other	32	31	149	142
Total adjusting items	522	4,786	3,330	4,029
Adjusted EBITDA	3,320	2,963	12,849	10,317
Depreciation and amortization	(794)	(775)	(3,246)	(3,163)
Interest expense	(661)	(852)	(2,703)	(2,556)
Income taxes	(60)	3,515	(237)	2,697
Earnings attributable to noncontrolling interests and redeemable noncontrolling interests	(99)	226	(451)	(407)
Preference share dividends	(95)	(84)	(367)	(330)
Adjusting items in respect of:
Depreciation and amortization	—	11	—	11
Interest expense	5	214	66	251
Income taxes	(361)	(3,767)	(885)	(3,502)
Noncontrolling interests and redeemable noncontrolling interests	(89)	(438)	(458)	(336)
Adjusted earnings	1,166	1,013	4,568	2,982
Adjusted earnings per common share	0.65	0.61	2.65	1.96

APPENDIX B NON-GAAP RECONCILIATION – SEGMENTED EBITDA TO ADJUSTED EBITDA

LIQUIDS PIPELINES

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	1,728	1,482	6,617	5,484
Change in unrealized derivative fair value gain/(loss)	(715)	94	(1,077)	875
Asset write-down loss	(32)	—	(186)	—
Gain/(loss) on sale of pipe and project wind-down costs	(1)	6	27	99
Leak remediation costs, net of leak insurance recoveries	—	(1)	—	(10)
Project development costs	(1)	2	(4)	(4)
Employee severance, transition and transformation costs	(1)	(9)	(26)	(30)
Regulatory asset adjustment	—	—	(20)	—
Other	—	(19)	—	(19)
Total adjustments	(750)	73	(1,286)	911
EBITDA	978	1,555	5,331	6,395

GAS TRANSMISSION AND MIDSTREAM

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	952	1,020	4,068	3,350
Change in unrealized derivative fair value gain/(loss)	(1)	(8)	24	(1)
Gain/(loss) on sale of assets	72	—	(2)	—
Asset write-down loss	—	(4,552)	(1,932)	(4,552)
Pipeline inspection and other	—	26	(2)	(8)
Regulatory liability adjustment	223	—	223	—
DCP Midstream equity earnings adjustment	11	(7)	(12)	(28)
Transaction costs	—	—	—	(6)
Asset monetization costs	—	—	(20)	—
Employee severance, transition and transformation costs	(3)	(11)	(13)	(24)
Total adjustments	302	(4,552)	(1,734)	(4,619)
Earnings/(loss) before interest, income taxes, and depreciation and amortization	1,254	(3,532)	2,334	(1,269)

GAS DISTRIBUTION

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	452	450	1,726	1,379
Change in unrealized derivative fair value gain	3	3	6	16
Noverco Inc. equity earnings adjustment	—	—	(9)	—
Employee severance, transition and transformation costs	(6)	—	(12)	(5)
Total adjustments	(3)	3	(15)	11
EBITDA	449	453	1,711	1,390

GREEN POWER AND TRANSMISSION

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted EBITDA	98	109	435	379
Change in unrealized derivative fair value gain/(loss)	(1)	2	1	2
Loss on sale of assets	—	(9)	(20)	(9)
Equity investment asset impairment	(14)	—	(47)	—
Total adjustments	(15)	(7)	(66)	(7)
EBITDA	83	102	369	372

ENERGY SERVICES

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization	73	(21)	167	(52)
Change in unrealized derivative fair value gain/(loss)	394	(222)	408	(200)
Inventory write-down	(93)	—	(93)	—
Employee severance, transition and transformation costs	—	(1)	—	(3)
Other	—	(8)	—	(8)
Total adjustments	301	(231)	315	(211)
Earnings/(loss) before interest, income taxes, and depreciation and amortization	374	(252)	482	(263)

ELIMINATIONS AND OTHER

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Adjusted earnings/(loss) before interest, income taxes, and depreciation and amortization	17	(77)	(164)	(223)
Change in unrealized derivative fair value gain/(loss)	(256)	1	(256)	417
Unrealized intercompany foreign exchange loss	(12)	(9)	(23)	(29)
Asset impairment	—	(13)	(6)	(13)
Loss on sale of assets	—	—	(13)	—
Asset monetization costs	(23)	—	(68)	—
Project development costs	(6)	(2)	(11)	(23)
Transaction costs	—	—	—	(174)
Sponsored vehicle buy-in costs	(10)	—	(15)	—
Employee severance, transition and transformation costs	(50)	(49)	(152)	(292)
Total adjustments	(357)	(72)	(544)	(114)
Loss before interest, income taxes, and depreciation and amortization	(340)	(149)	(708)	(337)

APPENDIX C NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
(unaudited, millions of Canadian dollars)
Cash provided by operating activities	2,503	1,341	10,502	6,658
Adjusted for changes in operating assets and liabilities[1]	28	461	(915)	338
	2,531	1,802	9,587	6,996
Distributions to noncontrolling interests and redeemable noncontrolling interests[2]	(281)	(272)	(1,182)	(1,042)
Preference share dividends	(96)	(84)	(364)	(330)
Maintenance capital expenditures[3]	(361)	(345)	(1,144)	(1,261)
Significant adjusting items:
Pre-issuance hedge settlement[4]	—	431	—	431
Other receipts of cash not recognized in revenue[5]	51	25	208	196
Transaction costs	—	—	—	178
Regulatory liability adjustment	(223)	—	(223)	—
Employee severance, transition and transformation costs	59	81	248	359
Asset monetization costs	23	—	107	—
Distributions from equity investments in excess of cumulative earnings	35	63	326	125
Other items	125	40	55	(38)
DCF	1,863	1,741	7,618	5,614

1	Changes in operating assets and liabilities include changes in environmental liabilities, net of recoveries.

2	Presented net of adjusting items.

3
Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

4	Related to termination of interest rate swaps as not highly probable to issue long-term debt.

5	Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.